Exhibit 99.1

SeraCare Announces Receipt of Additional Notice from NASDAQ

Oceanside, Ca – February 16, 2006 –SeraCare Life Sciences, Inc. (NASDAQ - SRLSE), today announced that due to not filing its Form 10-Q for its fiscal quarter ended December 31, 2005, in a timely manner, in violation of NASDAQ Marketplace Rule 4310(c)(14), it has received an Additional Staff Determination letter from NASDAQ indicating that this filing delinquency will serve as an additional deficiency for the NASDAQ Listing Qualifications Panel (the “Panel”) to consider in the context of the proceedings before the Panel.

As previously reported, the Company requested a hearing before the Panel to review the NASDAQ staff’s original determination to delist the Company’s securities based on the Company not filing its Form 10-K for its fiscal year ended September 30, 2005, in a timely manner. This hearing was held on February 2, 2006. NASDAQ has advised the Company that the delisting of its securities has been stayed, pending a final, written decision by the Panel.

About SeraCare Life Sciences

SeraCare Life Sciences Inc. is a manufacturer and provider of biological products and services to diagnostic, therapeutic, drug discovery, and research organizations. The Company’s offerings include plasma-based therapeutic products, diagnostic products and reagents, cell culture products, specialty plasmas, in vitro stabilizers, and the SeraCare BioBank(TM), a proprietary database of medical information and associated blood, plasma, DNA and RNA samples. Headquartered in Oceanside, CA, SeraCare conducts business throughout the world, and is traded on the NASDAQ national stock market under the symbol SRLSE. For additional information about SeraCare Life Sciences Inc., please visit the Company’s web site at www.seracare.com.

Contact:

The Trout Group

Tim Ryan, 212-477-9007x24

tryan@troutgroup.com

Source: SeraCare Life Sciences, Inc.